Form 10-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-227491and 333-227513 on Form S-3 and Registration Statement Nos. 333-213888, 333-220517, 333-227490, and 333-233499 on Form S-8 of our report dated September 24, 2019, relating to the consolidated financial statements of Nutanix, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Nutanix, Inc. for the year ended July 31, 2019.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
September 24, 2019